                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
            (including the associated Common Stock Purchase Rights)

                                      of

                     Union Texas Petroleum Holdings, Inc.

                                      at

                             $29.00 Net Per Share

                                      by

                            VWK Acquisition Corp.,

                         a wholly owned subsidiary of

                          Atlantic Richfield Company
                                ---------------
        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON FRIDAY, JUNE 5, 1998,
                         UNLESS THE OFFER IS EXTENDED.
                                ---------------
THE BOARD OF DIRECTORS OF UNION TEXAS PETROLEUM HOLDINGS, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE STOCKHOLDER AGREEMENT, THE
 OFFER, THE MERGER (EACH AS DEFINED HEREIN) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT AND
 DETERMINED  THAT  THE  TERMS  OF   THE  OFFER,  THE  MERGER  AND  THE  OTHER
  TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE
   COMPANY ACCEPT AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.
                                ---------------

THE OFFER  IS CONDITIONED  UPON, AMONG OTHER  THINGS, (1) THERE  BEING VALIDLY
 TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING
  SHARES ON A  FULLY DILUTED BASIS ON THE DATE OF  PURCHASE, (2) THE WAITING
   PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING
    EXPIRED OR BEEN  TERMINATED AND (3) ANY WAITING  OR OTHER PERIOD UNDER
     THE RULES AND REGULATIONS OF THE COUNCIL AND COMMISSION OF THE EUROPEAN COMMUNITIES APPLICABLE TO THE OFFER OR THE MERGER HAVING
      EXPIRED OR BEEN TERMINATED.
                                ---------------
                                   IMPORTANT
  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), and any other required documents to the Depositary and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2, in each case prior to the expiration of the Offer or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2.

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to D.F. King & Co., Inc. (the "Information Agent") or to Morgan Stanley & Co. Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                                ---------------

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

May 8, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 INTRODUCTION.............................................................    1
 THE TENDER OFFER.........................................................    4
  1. Terms of the Offer..................................................     4
  2. Procedure for Tendering Shares......................................     5
  3. Withdrawal Rights...................................................     8
  4. Acceptance for Payment and Payment..................................     9
  5. Certain U.S. Federal Income Tax Consequences........................    10
  6. Price Range of the Shares; Dividends on the Shares..................    11
  7. Effect of the Offer on the Market for the Shares; Share Quotation;
     Exchange Act Registration; Margin Regulations.......................    11
  8. Certain Information Concerning the Company..........................    12
  9. Certain Information Concerning the Purchaser and ARCO...............    14
 10. Source and Amount of Funds..........................................    14
 11. Contacts and Transactions with the Company; Background of the Offer.    15
 12. Purpose of the Offer; the Merger Agreement; the Stockholder
     Agreement...........................................................    17
 13. Dividends and Distributions.........................................    30
 14. Certain Conditions of the Offer.....................................    31
 15. Certain Legal Matters...............................................    33
 16. Fees and Expenses...................................................    35
 17. Stockholder Litigation..............................................    36
 18. Miscellaneous.......................................................    36
 SCHEDULE I--Directors and Executive Officers of ARCO and the Purchaser...  S-1

To the Holders of Common Stock
 of Union Texas Petroleum Holdings, Inc.:

                                 INTRODUCTION

  VWK Acquisition Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Atlantic Richfield Company, a Delaware corporation ("ARCO"), hereby offers to purchase all the issued and outstanding shares (the "Shares") of Common Stock, par value $0.05 per share (the "Common Stock"), of Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company"), together with the associated common stock purchase rights (the "Rights") issued pursuant to the Company's Rights Agreement dated September 12, 1997 (as amended from time to time, the "Rights Agreement"), at a price of $29.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights, and all references to the Rights include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement.

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), which is acting as Dealer Manager (the "Dealer Manager"), First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary"), and D. F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT AND DETERMINED THAT THE TERMS OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE MERGER AGREEMENT, THE STOCKHOLDER AGREEMENT, THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT AND TO RECOMMEND THAT STOCKHOLDERS OF THE COMPANY
ACCEPT AND TENDER THEIR SHARES PURSUANT TO THE OFFER ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH.

  SALOMON BROTHERS INC, NOW DOING BUSINESS AS SALOMON SMITH BARNEY (COLLECTIVELY WITH ALL OTHER ENTITIES DOING BUSINESS AS SALOMON SMITH BARNEY, "SALOMON SMITH BARNEY") AND PETRIE PARKMAN & CO., INC. ("PETRIE PARKMAN") HAVE ACTED AS THE COMPANY'S FINANCIAL ADVISORS. THE OPINION OF SALOMON SMITH BARNEY DATED MAY 3, 1998, AND THE OPINION OF PETRIE PARKMAN DATED MAY 3, 1998, THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE COMPANY'S STOCKHOLDERS IS FAIR TO THE HOLDERS OF SHARES FROM A FINANCIAL POINT OF VIEW, ARE SET FORTH IN FULL AS ANNEXES TO THE SCHEDULE 14D-9 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") ON THE DATE HEREOF. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINIONS CAREFULLY IN THEIR ENTIRETY.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (AS DEFINED IN SECTION 14) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (II) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION") AND (III) ANY WAITING OR OTHER PERIOD UNDER THE EC REGULATIONS (AS DEFINED IN SECTION 15) APPLICABLE TO THE OFFER OR THE MERGER, OR THE EXERCISE BY ARCO OR THE PURCHASER OF FULL OWNERSHIP AND VOTING RIGHTS WITH RESPECT TO THE SHARES TO BE ACQUIRED PURSUANT TO THE OFFER AND

THE MERGER, SHALL HAVE EXPIRED OR BEEN TERMINATED, AND THE EUROPEAN COMMISSION (AS DEFINED IN SECTION 15) SHALL HAVE TAKEN ALL SUCH ACTION AS SHALL BE REQUIRED SO THAT ARCO AND THE PURCHASER MAY CONSUMMATE THE OFFER AND THE MERGER AND EXERCISE FULL OWNERSHIP AND VOTING RIGHTS WITH RESPECT TO THE SHARES TO BE ACQUIRED PURSUANT TO THE OFFER AND THE MERGER (THE "EC CONDITION"). The Purchaser reserves the right (subject to obtaining the consent of the Company and the applicable rules and regulations of the Commission), which it presently has no intention of exercising, to waive or reduce the Minimum Condition. See Sections 1, 12 and 14.

  On May 8, 1998, ARCO made the filing pursuant to the HSR Act applicable to the Offer. Accordingly, the waiting period under the HSR Act will expire on May 23, 1998, unless the waiting period is extended as described in Section 15.

  ARCO expects to make the filing in connection with the Offer required under the EC Regulations during the week of May 11, 1998. The waiting period under the EC Regulations applicable to the Offer will expire one month after such filing is made, unless extended or shortened in accordance with the EC Regulations. The Purchaser does not expect that the EC Condition will be satisfied until after the initial Expiration Date (as defined in Section 1) for the Offer. ACCORDINGLY, THE PURCHASER EXPECTS THAT IT WILL BE NECESSARY FOR THE PURCHASER TO EXTEND THE EXPIRATION DATE UNTIL THE EC CONDITION IS SATISFIED UNLESS THE PURCHASER ELECTS TO WAIVE THE EC CONDITION IN WHOLE OR IN PART, WHICH IT DOES NOT CURRENTLY INTEND TO DO.

  The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 4, 1998 (the "Merger Agreement"), among ARCO, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger") with the Company surviving the Merger as a subsidiary of ARCO. In the Merger, each issued Share (other than Shares owned by ARCO, the Purchaser or the Company or any wholly owned subsidiary of ARCO, the Purchaser or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into an amount in cash equal to the price per Share paid pursuant to the Offer, without interest thereon. Consummation of the Merger is subject to a number of conditions, including approval by stockholders of the Company if such approval is required under applicable law. See Section 12.

  The Company has informed the Purchaser that, as of May 8, 1998, the Company had outstanding 1,750,000 shares of 7.14% Series A Cumulative Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"). ARCO and the Purchaser are not offering to purchase the Series A Preferred Stock pursuant hereto. However, they may seek to acquire some or all of the outstanding shares of Series A Preferred Stock pursuant to a separate offer to the holders of Series A Preferred Stock or otherwise. The Merger Agreement provides that the Series A Preferred Stock will not be affected by the Merger.

  In connection with the execution of the Merger Agreement, ARCO entered into a Stockholder Agreement dated as of May 4, 1998 (the "Stockholder Agreement"), with Petroleum Associates, L.P. and KKR Partners II, L.P. (the "Principal Stockholders"). The Principal Stockholders have represented in the Stockholder Agreement that they have voting and dispositive control over 21,833,334 Shares, which represented approximately 23.9% of the Fully Diluted Shares as of May 1, 1998. Pursuant to the Stockholder Agreement, among other things, the Principal Stockholders have agreed to tender all such Shares pursuant to the Offer and have granted to certain individuals designated by ARCO a proxy, which is irrevocable during the term of the Stockholder Agreement, to vote such Shares in favor of the Merger. See Section 12.

  The Merger Agreement and the Stockholder Agreement are more fully described in Section 12.

  The Company has informed the Purchaser that, as of May 1, 1998, there were 85,285,286 Shares issued and outstanding and 6,025,046 Shares reserved for issuance upon the exercise of outstanding options or other rights to purchase Shares from the Company. Based upon the foregoing and assuming that no Shares are otherwise issued after May 1, 1998, there would be 91,310,332 Fully Diluted Shares outstanding and the Minimum Condition will be satisfied if at least 45,655,167 Shares (including the 21,833,334 Shares subject to the

Stockholder Agreement) are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company. See Section 12.

  Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 5, 1998 unless and until the Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

  As described in Section 15, the Purchaser expects that the waiting period under the EC Regulations applicable to the Offer will not expire until after the initial Expiration Date. ACCORDINGLY, THE PURCHASER EXPECTS THAT IT WILL BE NECESSARY FOR THE PURCHASER TO EXTEND THE EXPIRATION DATE UNTIL THE EC CONDITION IS SATISFIED UNLESS THE PURCHASER ELECTS TO WAIVE THE EC CONDITION IN WHOLE OR IN PART, WHICH IT DOES NOT CURRENTLY INTEND TO DO.

  In the Merger Agreement, the Purchaser has agreed that, except as described in the next sentence, it will not, without the consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price,
(c) modify or add to the conditions to the Offer (which are set forth in Section 14), (d) extend the Offer, (e) change the form of consideration payable in the Offer or (f) otherwise amend the Offer in any manner materially adverse to the Company's stockholders. However, the Merger Agreement provides that, without the consent of the Company, the Purchaser may (i) extend the Offer if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason for a period (an "ARCO Extension Period") of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under the terms of the Merger Agreement as described in this sentence, provided that if the Purchaser extends the Offer pursuant to this clause (iii), it must waive during any ARCO Extension Period, all conditions of the Offer set forth in Section 14 other than the Minimum Condition and the conditions set forth in paragraphs (d) and (g) of Section 14, and (iv) if the option granted to ARCO pursuant to the Stockholder Agreement is then exercisable, reduce the number of Shares necessary to satisfy the Minimum Condition to that number of shares which, together with the shares of Common Stock that may be purchased by ARCO upon exercise of such option, would represent at least a majority of the Fully Diluted Shares. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule l4d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Subject to the terms of the Merger Agreement (which, as described above, prohibit certain amendments to the Offer without the consent of the Company) and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated except as described below), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If by 12:00 midnight, New York City time, on Friday, June 5, 1998 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated except as described below), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer. If any of the conditions of the Offer set forth in Section 14 (other than the Minimum Condition) is not satisfied on the Expiration Date of the Offer, then, if requested by the Company, the Purchaser must extend the Offer one or more times (the period of each such extension to be determined by the Purchaser) for up to 30 days in the aggregate for all such extensions, provided that at the time of such extension any such condition is reasonably capable of being satisfied and the Company has not received a Takeover Proposal (as defined in Section 12).

  Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and l4e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

  Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Distribution of Rights. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in the Rights Agreement) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If, however, pursuant to the Rights Agreement or otherwise, a Distribution Date does occur, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering stockholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer. The Rights Agreement has been amended as of May 3, 1998, to exempt the Merger Agreement, the Stockholder Agreement, the acquisition of Shares by ARCO or the Purchaser pursuant to the Offer or the Stockholder Agreement and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement from the provisions of the Rights Agreement.

  Appointment. By executing a Letter of Transmittal (or a facsimile thereof), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 4, 1998. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, ARCO, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Tuesday, July 7, 1998.

  For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the

Purchaser, ARCO, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

  ARCO filed a Notification and Report Form with respect to the Offer under the HSR Act on May 8, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on May 23, 1998. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from ARCO. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by ARCO with such request. ARCO expects to make the filing in connection with the Offer required under the EC Regulations during the week of May 11, 1998. The waiting period under the EC Regulations applicable to the Offer will expire one month after such filing is made, unless extended or shortened in accordance with the EC Regulations. The Purchaser does not expect that the EC Condition will be satisfied until after the initial Expiration Date for the Offer. ACCORDINGLY, THE PURCHASER EXPECTS IT WILL BE NECESSARY FOR THE PURCHASER TO EXTEND THE EXPIRATION DATE UNTIL THE EC CONDITION IS SATISFIED UNLESS THE PURCHASER ELECTS TO WAIVE THE EC CONDITION IN WHOLE OR IN PART, WHICH IT DOES NOT CURRENTLY INTEND TO DO. See Section 15 for additional information concerning the HSR Act and the applicability of United States and foreign antitrust laws to the Offer.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, with respect to such Shares and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to ARCO, or to one or more direct or indirect wholly owned subsidiaries of ARCO, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

  If Shares are held by a stockholder as capital assets, gain or loss recognized by the stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder's holding period for the Shares exceeds one year, and in the case of a noncorporate stockholder, will be eligible for a maximum federal income tax rate of 28% (if the Shares were held for more than one year and no more than 18 months) or 20% (if the Shares were held for more than 18 months). In addition, under present law the ability to use capital losses to offset ordinary income is limited.

  A stockholder that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for stockholders that are corporations and for certain foreign individuals and entities. A stockholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a federal income tax return.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

  The Shares are traded on the NYSE and the Pacific Exchange, Inc. (the "Pacific Exchange") under the symbol UTH, and have been at all times since September 24, 1987. The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the NYSE Composite Transactions Tape and the amount of cash dividends paid per Share.

                     UNION TEXAS PETROLEUM HOLDINGS, INC.

                                                                   COMMON STOCK
                                 HIGH           LOW               CASH DIVIDENDS
                                 ----           ----              --------------
FISCAL YEAR ENDED DECEMBER 31,
 1996:
  First Quarter................  $20 1/4        $17 5/8                $.05
  Second Quarter...............   20 1/4         18                     .05
  Third Quarter................   21 3/4         18 5/8                 .05
  Fourth Quarter...............   23             20 5/8                 .05
FISCAL YEAR ENDED DECEMBER 31,
 1997:
  First Quarter................   23 7/8         17 15/16               .05
  Second Quarter...............   21 3/8         17 1/4                 .05
  Third Quarter................   24 9/16        19 7/8                 .05
  Fourth Quarter...............   24 1/2         20                     .05
FISCAL YEAR ENDING DECEMBER 31,
 1998:
  First Quarter................   23 1/8         18 3/16                .05
  Second Quarter (through May
   7, 1998)....................   28 3/4         19 1/2                 .05

  On May 1, 1998, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the NYSE Composite Transactions Tape was $20.50 per Share. On May 7, 1998, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the NYSE Composite Transactions Tape was $28 9/16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  The Merger Agreement permits the Company to continue to pay regular quarterly dividends on the Shares of not more than $0.05 per Share. The payment of dividends on the Shares is a matter for the discretion of the Board of Directors of the Company and is subject to customary restrictions thereon.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Share Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE or the Pacific Exchange for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the total number of stockholders (including both holders of record and beneficial holders of stock held in the name of NYSE member organizations) were to fall below 400, or such number of total stockholders were to fall below 1,200 and the average monthly trading volume of the Shares were to fall below 100,000, the number of publicly held Shares (exclusive of management or other concentrated holdings) were to fall below 600,000 or the aggregate market value of publicly held Shares were to not exceed $8 million. The published rules of the Pacific Exchange provide that the Pacific Exchange would consider delisting a Tier I security, such as the Shares, if the issuer failed to have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of 100 shares or more, with a market value of at least $1,000,000, and have net worth of at least $2,000,000 or $4,000,000 depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be listed on the Pacific Exchange as a Tier II security, but if the number of holders of the Shares were to fall below 250, or if the number of publicly held Shares were to fall below 300,000 or represent a market value of less than $500,000, the Pacific Exchange's rules provide that the Pacific Exchange would consider delisting the Shares entirely. According to the Company, as of May 1, 1998, there were approximately 300 holders of record of Shares and there were 85,285,286 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE or the Pacific Exchange for continued listing and the Shares are no longer listed, the market for Shares would be adversely affected.

  If the NYSE and the Pacific Exchange were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq National Market or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  The Company is a Delaware corporation with its principal offices at 1330 Post Oak Boulevard, Houston, Texas 77056. The Company is a U.S.-based independent oil and gas company with worldwide operations.

  Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 1997 10-K") and the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 (the "Company 1998 10-Q"). More comprehensive financial information is included in the Company 1997 10-K, the Company 1998 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1997 10-K, the Company 1998 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1997 10-K, the Company 1998 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                     UNION TEXAS PETROLEUM HOLDINGS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                (IN THOUSANDS)

                              YEAR ENDED AND AS OF DECEMBER  THREE MONTHS ENDED
                                           31,               AND AS OF MARCH 31,
                              ------------------------------ -------------------
                                 1997       1996      1995      1998      1997
                              ---------- ---------- -------- ---------- --------
                                                                 (UNAUDITED)
   Consolidated Statement of
    Operations:
     Revenues...............  $  933,228 $1,036,449 $876,029 $  193,781 $292,430
     Income before income
      taxes.................     269,302    379,039  253,327     35,479  132,653
     Net income.............     135,866    152,227  102,350      8,853   63,770
     Less: preferred
      dividends.............         --         --       --         868      --
     Net income applicable
      to common
      stockholders..........     135,866    152,227  102,350      7,985   63,770
   Consolidated Balance
    Sheet Data:
     Total current assets...     175,353    203,542             211,355
     Total assets...........   2,021,556  1,942,004           2,292,760
     Total current
      liabilities...........     279,656    280,839             266,174
     Total liabilities......   1,352,961  1,355,982           1,440,927
     Total stockholders'
      equity................     668,595    586,022             851,833

  Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and ARCO do not have any knowledge that any such information is untrue, neither the Purchaser nor ARCO takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND ARCO

  The Purchaser, a Delaware corporation which is a wholly owned subsidiary of ARCO, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of ARCO. All outstanding shares of capital stock of the Purchaser are owned by ARCO.

  ARCO is a Delaware corporation with its principal office located at 515 South Flower Street, Los Angeles, California 90071. ARCO is one of the largest integrated oil and gas companies, engaged in the worldwide exploration, development, production and transportation of petroleum and natural gas, the refining and transportation of petroleum and petroleum products and the marketing of petroleum products. ARCO also engages in the worldwide manufacture and sale of chemical products.

  Available Information. ARCO is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning ARCO's directors and officers, their remuneration, stock options and other matters, the principal holders of ARCO's securities and any material interest of such persons in transactions with ARCO is required to be disclosed in proxy statements distributed to ARCO's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS

  The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $2.6 billion. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution from ARCO. ARCO intends to fund this capital contribution from the proceeds of the sale of commercial paper and other short-term borrowings backed by an existing and an additional bank facility.

  ARCO's existing $3.0 billion revolving credit facility (the "Existing Facility"), which can be used for general corporate purposes, is provided pursuant to a Credit Agreement (the "Credit Agreement") dated as of December 15, 1994, as amended December 14, 1995, among ARCO, the borrowing subsidiaries party thereto, the Banks named therein (the "Banks") and Morgan Guaranty Trust Company of New York, as Agent ("Morgan Guaranty"). Pursuant to the Credit Agreement, ARCO or any subsidiary borrower can request the Banks to make "Domestic Loans" and "Euro-Currency Loans" to such person.

  Domestic Loans bear interest on any day at either a "CD Rate" or a "Base Rate". The CD Rate in effect on any day is equal to the "Base CD Rate" in effect on such day plus a spread ranging from 0.265% to 0.625% per annum, depending upon ARCO's long-term debt rating. The Base CD Rate for any day is a per annum rate of interest based on the secondary market rate for certificates of deposit of comparable maturity to the interest period for the Domestic Loan, adjusted by reference to the reserve requirements prescribed by the Federal Reserve Board for a member bank of the Federal Reserve System in New York City in respect of new non-personal time deposits having a maturity comparable to the interest period for the Domestic Loan and by reference to the annual assessment rate payable by an adequately capitalized member of the Bank Insurance Fund to the Federal Deposit Insurance Corporation. The Base Rate for any day is a rate per annum equal to the higher of (i) rate of interest publicly announced by Morgan Guaranty in New York City as its Prime Rate and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate (as defined in the Credit Agreement) for such day.

  Euro-Currency Loans bear interest at a per annum rate determined on the basis of the rates per annum at which deposits in the applicable currency are offered to certain euro-currency reference banks in the London interbank market in comparable amounts and for comparable interest periods plus a spread ranging from 0.140% to 0.500% per annum, depending upon ARCO's long-term debt rating.

  In addition to Domestic Loans and Euro-Currency Loans, the Credit Agreement provides that ARCO and each subsidiary borrower may request the Banks to make "Money Market Loans", which are uncommitted advances at competitive rates made on an auction basis.

  The Credit Agreement provides for the payment by ARCO of a facility fee on the aggregate commitment of the Banks under the Existing Facility, regardless of utilization, at a rate ranging from 0.060% to 0.250% per annum, depending upon ARCO's long-term debt rating. The Credit Agreement contains customary conditions to borrowing, representations and warranties, covenants and events of default. ARCO has unconditionally guaranteed the obligations of each of the subsidiary borrowers under the Credit Agreement. The commitment of the Banks expires on the December 15, 2000.

  The foregoing description of the Existing Facility is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit (b)(1) to ARCO's Tender Offer Statement on Schedule 14D-1 filed with the Commission on the date hereof (the "Schedule 14D-1"). The Credit Agreement should be read in its entirety for a more complete description of the matters summarized above.

  ARCO has entered into a Commitment Letter (the "Commitment Letter"), dated May 4, 1998, with the parties named therein for a $3.0 billion revolving credit facility (the "New Facility"). The Commitment Letter provides that the New Facility may be used, among other purposes, to support commercial paper borrowings associated with funding the consummation of the Offer and the Merger and will have a term of 150 days. The Commitment Letter further provides that the other terms and conditions of the New Facility will be substantially the same as those described above with respect to the Existing Facility, except that the facility fee for the New Facility will be 0.050% and the spread applicable to Euro-Currency Loans will be 0.150%. The New Facility is expected to become effective prior to any commercial paper issuances associated with funding the consummation of the Offer and the Merger.

  The foregoing description of the New Facility is qualified in its entirety by reference to the Commitment Letter, a copy of which is filed as Exhibit
(b)(2) to the Schedule 14D-1. The Commitment Letter should be read in its entirety for a more complete description of the matters summarized above.

  ARCO may repay such commercial paper and other short-term borrowings out of cash flow generated internally by ARCO and its affiliates from either operations or assets sales and/or through the issuance of debt or equity securities.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

  In light of the companies' joint efforts in Alaska and Trinidad, representatives of ARCO and the Company have met from time to time to discuss such existing joint efforts and possibilities for future joint efforts between the companies. On March 4, 1998, William E. Wade, Jr., President of ARCO, met with John Whitmire, Chairman and Chief Executive Officer of the Company, in Houston, Texas. The conversation covered a variety of topics including the Alaska and Trinidad projects and the status of the oil and gas industry.

  On Thursday, April 16, 1998, Mr. Wade met with Mr. Whitmire in Houston. Mr. Wade said that ARCO had reviewed the Company and its operations in depth and concluded that the Company would be an excellent strategic fit for ARCO and that ARCO was prepared to offer to acquire all the outstanding Shares for $28.50 per Share in cash. Mr. Wade said that it was important that any transaction between ARCO and the Company be a friendly, negotiated transaction, that the Company negotiate with ARCO on an exclusive basis and that the negotiations be completed in no more than three weeks. Mr. Wade said that ARCO was very familiar with the Company and its operations and that ARCO's proposal was not subject to due diligence. Mr. Whitmire indicated that he would discuss ARCO's proposal with the Company's Board of Directors and would contact Mr. Wade early the following week regarding the reaction of the Board to ARCO's proposal.

  On Monday, April 20, 1998, Mr. Whitmire called Mr. Wade to inform him that the Company had retained financial and legal advisors to analyze the ARCO proposal and that a meeting of the Company's Board of Directors would be held on Friday, April 24, 1998, to consider the proposal.

  On April 24, 1998, Mr. Whitmire called Mr. Wade following the Company's Board meeting. Mr. Whitmire stated that while the ARCO proposal was attractive, the Board of Directors was not willing to authorize exclusive negotiations with ARCO at the price ARCO had proposed. He said that he believed that ARCO should review certain non-public information regarding the Company that may not have been reflected in the ARCO offer price. Mr. Wade and Mr. Whitmire had several additional telephone conversations later that day, and it was decided that representatives of ARCO would meet with representatives of the Company on Sunday, April 26, 1998, in Houston. On Saturday, April 25, 1998, ARCO and the Company signed a confidentiality agreement.

  On Sunday, April 26, 1998, representatives of ARCO met with representatives of the Company in Houston to review information provided by the Company. The information included data regarding the Company's exploration and operating activities outside the United States and its petrochemical business.

  On Monday, April 27, 1998, Mr. Wade called Mr. Whitmire and said that the information provided to ARCO did not cause ARCO to change its valuation of the Company. Mr. Wade said that ARCO, however, would be prepared to increase its proposed offer price from $28.50 to $29.00 per Share if the Company was prepared promptly to commence exclusive negotiations with ARCO to be completed no later than May 7, 1998. Mr. Wade said that this represented ARCO's best offer.

  On Monday, April 27, 1998, ARCO's legal advisors sent to the Company and its legal advisors the proposed forms of the Merger Agreement and related agreements. Additional telephone conversations occurred between the two companies regarding the timing and logistics for the parties to meet to begin negotiation of the transaction.

  On Tuesday, April 28, 1998, Mr. Wade and Mr. Whitmire met in New York City to discuss the proposed transaction. Mr. Wade also called Mr. Michael W. Michelson, a partner of KKR and a director of the Company, to discuss the ARCO proposal.

  On Wednesday, April 29, 1998, representatives of the Company and ARCO and their legal and financial advisors met in New York City to begin negotiation of the agreements. On Friday, May 1, 1998, representatives of ARCO and representatives of the Principal Stockholders and their legal advisors began negotiation of the terms of the Stockholder Agreement by telephone. Negotiations between ARCO and each of the Company and the Principal Stockholders continued until Sunday, May 3, 1998.

  On Sunday, May 3, 1998, the boards of directors of the Company and ARCO met to approve the transaction.

  The Merger Agreement and the Stockholder Agreement were executed by the parties, and ARCO and the Company publicly announced the agreements before the opening of trading on the NYSE on Monday, May 4, 1998.

  A subsidiary of the Company and ARCO Alaska, Inc., a wholly owned subsidiary of ARCO ("ARCO Alaska"), are co-venturers with a third party in the development of the Alpine oil field on the North Slope in Alaska. ARCO Alaska is the operator of the Alpine field and the Company's subsidiary and ARCO Alaska have 22% and 56% working interests, respectively, in the field. Since January 1, 1995, a total of $95,000,000 has been spent by all parties towards development of the field. The total capital commitment by all parties for the life of the field is estimated to be between $600,000,000 and $700,000,000. In addition, a subsidiary of the Company, ARCO Trinidad Exploration and Production Co., a wholly owned subsidiary of ARCO ("ARCO Trinidad"), and a third party signed a Production Sharing Contract dated February 18, 1998 with the government of Trinidad and Tobago covering deep water Block 27. The Company's subsidiary and ARCO Trinidad have 15% and 45% working interests, respectively, in the block. Approximately $20 million has been spent to date by all parties.

  Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, ARCO or, to the best knowledge of the Purchaser and ARCO, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of the Purchaser, ARCO or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, ARCO or, to the best knowledge of the Purchaser and ARCO, any of the other persons referred to above, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser and ARCO disclaim beneficial ownership of any Shares owned by any pension plan of ARCO or any affiliate of ARCO.

  Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser or ARCO, any of their respective subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, ARCO or, to the best knowledge of the Purchaser and ARCO, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the Offer, the Purchaser and ARCO intend to have ongoing contacts and negotiations with the Company and its directors, officers and stockholders.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; THE STOCKHOLDER AGREEMENT

 Purpose

  The purpose of the Offer is to enable ARCO to acquire control of the Company and to acquire the outstanding Shares. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer, the Stockholder Agreement or otherwise.

 The Merger Agreement

  The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each issued Share (other than Shares owned by ARCO, the Purchaser or the Company or a wholly owned subsidiary of ARCO, the Purchaser or the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into an amount in cash equal to the price per Share paid pursuant to the Offer.

  Vote Required To Approve Merger. The Delaware General Corporation Law ("DGCL") requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors and, if the "short-form" merger procedure described below is not available, approved by the holders of a majority of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is adoption of the Merger Agreement by the Company's stockholders if such "short-form" merger procedure is not available. Under the DGCL, if stockholder adoption of the Merger Agreement is required in order to consummate the Merger, the vote required is the affirmative vote of the holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser). If the Purchaser acquires, through the Offer, the Merger Agreement, the Stockholder Agreement or otherwise, voting power with respect to at least majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

  The DGCL also provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into the parent company, or the parent company may merge itself into that subsidiary, pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, the Purchaser would have to own at least 90% of the outstanding Shares and at least 90% of the outstanding shares of Series A Preferred Stock. ARCO and the Purchaser are not offering to purchase the Series A Preferred Stock pursuant hereto. However, they may seek to acquire some or all of the outstanding shares of Series A Preferred Stock pursuant to a separate offer to the holders of Series A Preferred Stock or otherwise.

  Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) if required by applicable law, the Merger Agreement having been approved and adopted by the affirmative vote of the holders of a majority of the Shares; (b) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act having terminated or expired and any consents, approvals and filings under any foreign antitrust law (including, without limitation, the EC Regulations (as defined in Section 15)), the absence of which would prohibit the consummation of the Merger, having been obtained or made; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect; provided, however, that each of the Company, the Purchaser and ARCO has used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may have been entered; and (d) the Purchaser having previously accepted for payment and paid for Shares pursuant to the Offer.

  Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after adoption of the Merger Agreement by the stockholders of the Company:

    (1) by mutual written consent of ARCO, the Purchaser and the Company;

    (2) by either ARCO or the Company,

      (a) if the Merger is not consummated on or before January 31, 1999, unless the failure to consummate the Merger is the result of a wilful and material breach of the Merger Agreement or the Stockholder Agreement by the party seeking to terminate the Merger Agreement; provided, however, that the passage of such period will be tolled for any part thereof during which any party is subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

      (b) if any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable; or

      (c) if as the result of the failure of any of the conditions to the Offer set forth in Section 14, the Offer has terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer;

    (3) by ARCO if, prior to the consummation of the Offer (and other than during any ARCO Extension Period), the Company breaches any of its representations or warranties or fails to perform in any material respect any of its covenants and obligations contained in the Merger Agreement or the Stockholder Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 14, provided that ARCO is not then in wilful and material breach of any representation, warranty or covenant in the Merger Agreement or the Stockholder Agreement, and provided further, that such breach or failure to perform is not capable of being cured by the earlier of 15 days from the time it came to the knowledge of the Company and the Expiration Date of the Offer;

    (4) by the Company in accordance with the terms of the Merger Agreement described in the second paragraph below under "Takeover Proposals", provided it has complied with all provisions described in the second paragraph under "Takeover Proposals", including the notice provisions therein, and that it complies with the applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee (as defined below under "Fees and Expenses; Termination Fee");

    (5) by the Company if, prior to the consummation of the Offer, ARCO or the Purchaser shall be in breach of any of their representations and warranties or fail to perform in any material respect any of their covenants and obligations contained in the Merger Agreement (provided, that the Company is not then in wilful and material breach of any representation, warranty or covenant contained in the Merger Agreement and provided further, that such breach or failure to perform is not capable of being cured by the earlier of 15 days from the time it came to the knowledge of ARCO and the Expiration Date of the Offer);

    (6) by the Company if the Offer has not been made in accordance with the terms of the Merger Agreement described in Section 1; or

    (7) by the Company if any event occurs which would result in the condition set forth in paragraph (e) of Section 14 not being satisfied, and five business days have elapsed since such occurrence, unless ARCO has waived its right to terminate the Merger Agreement and its right not to consummate the Offer for the failure of such condition resulting from such event.

  Takeover Proposals. The Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries (collectively, "Company Representatives") to, and will use its reasonable best efforts to ensure that none of the Company Representatives will, (1) solicit, initiate or encourage the submission of any Takeover Proposal, (2) enter into any agreement with respect to any Takeover Proposal or (3) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes a Takeover Proposal; provided, however, that, at any time during the period following the date of the Merger Agreement and prior to the consummation of the Offer (the "Applicable Period"), the Company may, in response to a Superior Proposal (as defined below, including the determination by the Board of Directors of the Company set forth in such definition) that was not solicited by the Company or any Company Representative and that did not otherwise result from a breach or a deemed breach of the provisions described in this paragraph, and subject to providing prior written notice of its decision to take such action to ARCO (the "Company Notice") and compliance with the notification provisions described in the second succeeding paragraph below, for a period of no more than ten business days following delivery of the Company Notice (which period shall be extended to the end of the 48-hour period following the receipt by ARCO of notice from the Company that it is prepared to accept a Superior Proposal), (i) furnish information with respect to the Company to any person making a Superior Proposal pursuant to a customary confidentiality agreement as determined by the Company after consultation with its outside counsel and
(ii) participate in discussions or negotiations regarding such Superior Proposal. The Merger Agreement provides that any action that is in violation of or inconsistent with the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries or any Company Representative or affiliate of the Company, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of the provisions described in this paragraph by the Company. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its subsidiaries taken as a whole, or 15% or more of any class of equity securities of the Company or any of its significant subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. The Company may deliver only one Company Notice with respect to each person making a Superior Proposal.

  The Merger Agreement further provides that, except as described below, neither the Board of Directors of the Company nor any committee thereof may
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to ARCO, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or cause the Company to enter into any letter of intent, agreement in principle or any legally binding acquisition agreement or similar agreement (an "Acquisition Agreement") related to any Takeover Proposal or
(iii) approve or recommend, or propose to publicly approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, if the Company has received a Superior Proposal and if the Purchaser has not accepted for payment any Shares pursuant to the Offer, the Board of Directors of the Company may (subject to this and the following sentences) terminate the Merger Agreement, but only at a time that is during the Applicable Period and is more than 48 hours following ARCO's receipt of written notice advising ARCO that the Board of Directors of the Company is prepared to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided, however, that
(x) at the time of such termination, such proposal continues to be a Superior Proposal, taking into account any amendment of the terms of the Offer or the Merger by ARCO or any proposal by ARCO to amend the terms of the Merger Agreement, the Offer or the Merger or any other Takeover Proposal made by ARCO (a "New ARCO Proposal"), and (y) concurrently with or immediately after such termination, the Board of Directors of the Company shall cause the Company to enter into an Acquisition Agreement with respect to such Superior Proposal. The Merger Agreement defines "Superior Proposal" as any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the outstanding Shares or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) (x) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, and (y) provides greater value to the holders of Shares (specifically taking into account the expected value of the consideration to be received by the holders of Shares on the date such consideration is expected to be received by such holders) than the cash consideration to be received by such stockholder pursuant to the Offer and the Merger, as the Offer and the Merger may be amended from time to time, or the value to the holders of Shares to be provided by any New ARCO Proposal (specifically taking into account the expected value of the consideration expected to be received in the Offer, the Merger or any New ARCO Proposal by the holders of Shares on the date such consideration is expected to be received by such holders).

  In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company will promptly advise ARCO orally and in writing of any Takeover Proposal or any inquiry or request for information with respect to or that could reasonably be expected to lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry or request for information and the material terms of any such Takeover Proposal or inquiry or request for information. The Company is further required under the terms of the Merger Agreement to (i) keep ARCO fully informed of the status including any change to the material terms of any such Takeover Proposal or inquiry or request for information and
(ii) provide to ARCO as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company or any Company Representative or any affiliate of the Company from any third party in connection with any Takeover Proposal or inquiry or request for information or sent or provided by the Company or any Company Representative or any affiliate of the Company to any third party in connection with any Takeover Proposal or inquiry or request for information; provided, however, that the Company shall not be required to provide any nonpublic information specified in this clause (ii) regarding the business or financial condition or prospects of such third party if the Company is prohibited from disclosing such information pursuant to a legally binding confidentiality agreement.

  The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof may withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, the Merger or the Merger Agreement or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal so long as the Merger Agreement is in effect.

  Fees and Expenses; Termination Fee. The Merger Agreement provides that, except as described below, all fees and expenses incurred in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. The Merger Agreement further provides that the Company will pay in same-day funds to ARCO a fee of $85,000,000 (the "Termination Fee") under the following circumstances: (a) if the Company terminates the Merger Agreement in accordance with the provisions described above in clause (4) under "Termination of the Merger Agreement"; (b) if (i) after the date of the Merger Agreement and prior to the termination of the Merger Agreement, any person makes a Takeover Proposal, (ii) the Offer shall have remained open until the scheduled expiration date immediately following the date such Takeover Proposal is made, (iii) the Minimum Condition is not satisfied at the expiration of the Offer, (iv) the Merger Agreement is terminated by ARCO or the Company in accordance with the provisions described above in clause (2)(c) under "Termination of the Merger Agreement" and (v) within 12 months of the date of termination of the Merger Agreement, the Company executes a legally binding agreement or an agreement in principle pursuant to which any person, entity or group (other than ARCO, the Purchaser or any of their affiliates), in one transaction or a series of transactions, will acquire more than 50% of the outstanding Shares or assets of the Company through any open market purchases, merger, consolidation, tender or exchange offer, recapitalization, reorganization or other business combination (an "Acquisition Event"); or (c) if (i) after the date of the Merger Agreement and prior to the termination of the Merger Agreement, any person makes a Takeover Proposal, (ii) the Merger Agreement is terminated in accordance with the provisions described above in clause (2)(c) under "Termination of the Merger Agreement" as a result of the failure of any condition set forth in paragraph (f) or (g) of Section 14, and
(iii) an Acquisition Event occurs within 12 months of the date of termination of the Merger Agreement. Any fee due pursuant to the provisions described in this paragraph will be paid on the date of termination of the Merger Agreement in the case of a fee due under clause (a) of the preceding sentence, or on the date such Acquisition Event is consummated in the case of a fee due under clause (b) or (c) of the preceding sentence.

  Conduct of Business. The Merger Agreement provides that, except as contemplated or permitted by the Merger Agreement or the Stockholder Agreement or to the extent that ARCO otherwise agrees, from May 4, 1998 to the effective time of the Merger or earlier termination of the Merger Agreement: (a) the Company will, and will cause its subsidiaries to, conduct their respective business in the usual, regular and ordinary course consistent with past practice except as required to comply with changes in applicable law occurring after the date of the Merger Agreement (subject to the express restrictions set forth below, including, without limitation, the restrictions of clauses
(e) and (f) below) and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations and keep available the services of their current officers and employees to maintain their respective goodwill and ongoing business; (b) the Company will not, and will not permit any of its subsidiaries to, (i) declare, set aside or pay any dividends on, or make other distributions in respect of, any of its capital stock (other than regular quarterly cash dividends not in excess of $0.05 per Share with usual record and payment dates and in accordance with the Company's present dividend policy and regular quarterly cash dividends with respect to the Series A Preferred Stock), other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (c) the Company will not, and will not permit any of its subsidiaries to, issue, deliver, sell, pledge or grant (i) any shares of its capital stock, (ii) any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company may vote or other voting securities, (iii) any securities convertible into, or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or (iv) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Shares (and associated Rights) upon the exercise of stock options outstanding on the date of the Merger Agreement or under the Company's Savings Plan for Salaried Employees, Deferred Compensation

Plan or defined contribution retirement plan for employees of Virginia Indonesia Company and in accordance with the present terms of such stock options and plan; (d) the Company will not, and will not permit any of its subsidiaries to, amend its certificate or incorporation or by-laws (or comparable charter or organizational documents); (e) the Company will not, and will not permit any of its subsidiaries to, enter into or amend any material technical contract, long-term drilling rig contract, agreement to sell, purchase or share seismic and other geological or geophysical data, or any material contract for the purchase or sale of oil, gas, LPG, LNG, ethylene, propylene or other hydrocarbon or petrochemical products other than in the ordinary course of business consistent with past practice; (f) the Company will not, and will not permit any of its subsidiaries to, (i) enter into, or amend, or negotiate to enter into or amend, any farm-out or farm-in arrangement, area of mutual interest agreement, exploration license, lease, concession agreement, production sharing contract, operating service agreement or similar agreement or arrangement evidencing an interest in hydrocarbons, or participate in any bidding group, bidding round or public hearing with respect thereto, (ii) acquire, or negotiate to acquire, any interest in a corporation, partnership or joint venture arrangement which holds an oil and gas interest of the type described in the foregoing clause, (iii) sell, transfer, assign, relinquish or terminate (other than relinquishments or terminations required by the terms of existing agreements) or negotiate to take any such action with respect to, the Company's interest (as of the date of the Merger Agreement) in any oil and gas exploration license, lease, area of mutual interest agreement, concession agreement, production sharing contract, operating service agreement or other agreement or arrangement evidencing an interest in hydrocarbons, or in the equity or debt securities of any corporation, partnership or joint venture arrangement which holds such an interest, including, without limitation, the imposition of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens"), other than Liens permitted by the Merger Agreement, on any of the foregoing,
(iv) give, or negotiate to give, any approvals relating to development plans, work plans, budgets or capital expenditure commitments in connection with any oil and gas interests of the type described in the foregoing clause, other than expenditures in the Company's existing capital expenditure budget, or (v) make any change in the Company's petrochemical business, including, without limitation, the imposition of any Lien, other than Liens permitted by the Merger Agreement, thereon, or enter into any agreements or negotiations to acquire or build new petrochemicals capacity or expand existing petrochemicals capacity, or dispose of (including by way of a contribution of assets or otherwise), all or any portion of the Company's petrochemical business, or to alter or amend, in any material respect, any contracts relating to the Company's petrochemical business, other than in the ordinary course of business consistent with past practice; (g) the Company will not, and will not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole; (h) the Company will not, and will not permit any of its subsidiaries, to (i) grant to any officer or director of the Company or any of its subsidiaries any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the documents required to be filed by the Company under the Exchange Act which are filed and publicly available prior to the date of the Merger Agreement (the "Filed Company SEC Documents"), (ii) grant to any employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of December 31, 1997, (iii) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or benefit plan of the Company or (v) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or benefit plan of the Company; (i) the Company will not, and will not permit any of its subsidiaries to, make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in generally accepted accounting principles or by operation of law; (j) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of, or subject to any Lien, any properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice; (k) the Company will not, and will not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company; (l) the Company will not, and will not permit any of its subsidiaries to, make or agree to make any new capital expenditure or expenditures, other than expenditures in the Company's existing capital expenditure budget, that, individually, is in excess of $1,500,000 or, in the aggregate, are in excess of $5,000,000; (m) the Company will not, and will not permit any of its subsidiaries to, make any material tax election or settle or compromise any material tax liability or refund, consent to any extension or waiver of the statute of limitations period applicable to any tax claim or action, if any such election, settlement, compromise, consent or other action would have the effect of increasing the tax liability or reducing any net operating loss, foreign tax credit, net capital loss or any other credit or tax attribute of the Company or any of its subsidiaries (including, without limitation, deductions and credits related to alternative minimum taxes); (n) the Company will not, and will not permit any of its subsidiaries to, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or currency exchange rates, except agreements or arrangements entered into in the ordinary course of business consistent with past practice; (o) the Company will not, and will not permit any of its subsidiaries to, (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms or the terms of the Merger Agreement, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; (p) the Company will not, and will not permit any of its subsidiaries to, make any material change (including failing to renew) in the amount or nature of the insurance policies covering the Company and its subsidiaries, other than pursuant to the terms of such existing policies as of the date of the Merger Agreement; (q) the Company will not, and will not permit any of its subsidiaries to, enter into any agreements in connection with, or negotiate to give any approvals to, the amendment, extension, modification or waiver of any of the terms and conditions (as in effect on the date of the Merger Agreement) of the Indonesian Participating Units issued by Unimar Company, or any guarantee or "keep well" or other agreement to maintain any financial condition with respect thereto; and (r) the Company will not, and will not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions.

  In addition to the foregoing, in the Merger Agreement the Company and ARCO have agreed that they will not, and will not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in the Merger Agreement and the Stockholder Agreement, to the extent a party thereto, that is qualified as to materiality becoming untrue,
(b) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (c) any of the conditions to the Offer set forth in Section 14, or any condition to the Merger described under "Conditions to the Merger" above, not being satisfied, subject to the Company's right to take actions specifically permitted by the Merger Agreement described above in "Takeover Proposals".

  In the Merger Agreement, the Company has also agreed to promptly advise ARCO orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Company.

  Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares by the Purchaser pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of ARCO bears to (ii) the number of Shares outstanding, and the Company will, at such time, cause the Purchaser's designees to be so elected; provided, however, that in the event that the Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the effective time of the Merger, the Board of Directors of the Company will include at least three directors who were directors of the Company as of the date of the Merger Agreement and who are not officers of the Company. Subject to applicable law, the Company has agreed to take all action requested by ARCO necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder, which Information Statement is attached as Appendix A to the Schedule 14D-9. See "Plans for the Company" below.

  Stock Options. The Merger Agreement provides that prior to the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to ensure that all Company Stock Options and all Company SARs heretofore granted under any Company Stock Plan that are outstanding at the effective time of the Merger shall not give the holder thereof the right to receive any capital stock of ARCO, the Company or the surviving corporation after the effective time of the Merger or to receive from ARCO, the Company or the surviving corporation any consideration other than an amount of cash equal to (i) (x) the excess, if any, of the consideration payable pursuant to the Merger over the exercise price per share of Common Stock subject to such Company Stock Option or Company SAR, multiplied by (y) the number of shares of Common Stock for which such Company Stock Option or Company SAR shall not theretofore have been exercised, less
(ii) such amounts as may be required to be deducted or withheld with respect thereto under the Code or under any provision of state, local or foreign tax law. The Merger Agreement defines (a) "Company Stock Option" as any option to purchase Common Stock granted under any Company Stock Plan, (b) "Company SAR" as any stock appreciation right linked to the price of Common Stock and granted under any Company Stock Plan, and (c) "Company Stock Plans" as the plans providing for the grant of Company Stock Options or any other issuance of capital stock of the Company as specified in the Merger Agreement.

  The Merger Agreement further provides that, prior to the expiration of the Offer, the Company will, subject to compliance with applicable law, make an offer to pay each holder of a Company Stock Option that is not automatically subject to a cash payment upon consummation of the Offer, promptly after the consummation of the Offer and in exchange for the cancellation of such Company Stock Option, an amount in cash equal to (x)(1) the excess, if any, of the Offer Price over the exercise price per share of Common Stock subject to such Company Stock Option multiplied by (2) the number of shares of Common Stock for which such Company Stock Option shall not theretofore have been exercised, less (y) such amounts as may be required to be deducted or withheld with respect thereto under the Code or under any provision of state, local or foreign tax law. In addition, the Merger Agreement provides that, subject to compliance with applicable law, the Company may take any actions necessary to purchase Shares from those officers of the Company and members of the Board of Directors of the Company as are designated by the Board of Directors of the Company, and such purchase shall take place after the consummation of the Offer at a price per share equal to the Offer Price.

  Benefit Plans. The Merger Agreement provides that ARCO will cause the surviving corporation to (a) maintain for a period of one year after the effective time of the Merger the benefit plans of the Company, as specified in the Merger Agreement (other than plans providing for the issuance of capital stock of the Company or based on the value of capital stock of the Company) in effect on the date of the Merger Agreement or (b) make available to employees of the Company and its subsidiaries (including employees transferred to employment with ARCO or other subsidiaries of ARCO) the employee benefit plans of ARCO and its subsidiaries that are provided to similarly situated employees of ARCO and its subsidiaries. The Merger Agreement also provides that: (i) following the effective time of the Merger, ARCO will cause the Company and its subsidiaries to honor (subject to the provisions described in this paragraph and under "Indemnification") all obligations under any contracts, agreements and commitments of the Company and its subsidiaries prior to the date of the Merger Agreement (or as established or amended in accordance with or permitted by the Merger Agreement) the existence of which does not constitute a violation of the terms of the Merger Agreement, which apply to any current or former employee, or current or former director of the parties hereto or any of their subsidiaries; provided, however, that this undertaking is not intended to prevent the Company or any subsidiary of the Company from enforcing such contracts, agreements and commitments in accordance with their terms, including, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement or commitment; (ii) for purposes of any of the Company's benefit plans conferring rights on a current or former employee, officer or director as a result of a change of control of the Company, the consummation of the Merger shall be deemed to constitute a "Change of Control" (as that term is defined in such benefit plans of the Company); (iii) if any employee or officer of the Company or any of its subsidiaries becomes a participant in any employee benefit plan, program, practice or policy of ARCO or any subsidiary of ARCO or the surviving corporation, such employee or officer shall be given credit thereunder for all service prior to the effective time of the Merger with the Company and its subsidiaries or any predecessor employer (to the extent such credit was given by the Company) for purposes of eligibility and vesting (but not for benefit accrual purposes), except to the extent that crediting such service would result in duplication of benefits; (iv) for a period of two years from the consummation of the Offer, if any segment or business of the Company or its subsidiaries (a "Segment") is sold or otherwise disposed of, ARCO agrees, and shall cause the surviving corporation to agree, to provide, or cause the buyer of or other successor to such Segment to provide, each employee whose employment is involuntarily terminated after such sale or other disposition with severance benefits which are no less favorable than the severance benefits to which such employee would have been entitled had such employee's employment instead then been involuntarily terminated by the Company or its subsidiaries, pursuant to the Company's benefit plans existing as of the date hereof, but only to the extent that the obligations of the Company and its subsidiaries under the Company's benefit plans have not been discharged prior to such involuntary termination of employment (for the purposes of this clause, the term "involuntarily terminated" shall be used as such term is used in the relevant benefit plans of the Company); (v) on or before 90 days after the consummation of the Merger, ARCO will (x) notify each management employee who is a participant in the Company's Executive Severance Plan as to whether ARCO intends to continue the employment of such participant or to terminate the employment of such participant, (y) with respect to each participant whose employment ARCO intends to terminate, notify such participant of the effective date of such termination and the details of the terms and conditions of such participant's employment intended by ARCO to be applicable prior to the date of such termination, and (z) with respect to each participant to whom ARCO intends to offer continued employment, notify such participant of any desired changes ARCO would make in the terms and conditions of such participant's employment; (vi) ARCO shall maintain, or shall cause the surviving corporation or its successors to maintain, with respect to employees and former employees (and their eligible dependents) of the Company and its subsidiaries who are participating in the Company's retiree medical plan as of the effective time of the Merger or who should be eligible to participate in the Company's retiree medical plan if they retired as of the later of (x) the effective time of the Merger or (y) in the case of an employee who is involuntarily terminated for purposes of any Company severance plan (as currently in effect), as of the end of the salary continuation period under such severance plan, retiree medical coverage that is consistent with the retiree medical coverage provided to similarly situated employees and former employees of ARCO and its subsidiaries at such time; (vii) without regard to whether the Company's Salaried Employees' Pension Plan (the "CSEPP") or the Company's Supplemental Retirement Plan II (the "SERP") are continued following the effective time of the Merger, ARCO shall cause certain benefits provided by the CSEPP and the SERP (pertaining to additional service credit under such plans for certain participants who are involuntarily terminated), with respect to employees of the Company as of the effective time of the Merger who are involuntarily terminated from employment with ARCO or any subsidiary of ARCO within two years after the effective time of the Merger, to be continued for a period of not less than two years following the effective time of the Merger;
(viii) at ARCO's election, the Company shall amend the CSEPP and Savings Plan for Salaried Employees to cause all employees of the Company and its subsidiaries to become 100% vested in their accrued benefits under such plans as of the effective time of the Merger. provided that in all cases, any employee of the Company or any of its subsidiaries who is a participant in the CSEPP or the Savings Plan for Salaried Employees as of the effective time of the Merger shall become 100% vested in his or her accrued benefits under such plans if and when such employee is involuntarily terminated within two years of the effective time of the Merger. The Merger Agreement further provides that nothing therein shall be construed as giving any employee of the Company or any subsidiary of the Company any right to continued employment following the effective time of the Merger.

  Indemnification. In the Merger Agreement, ARCO has agreed, to the fullest extent permitted by law: (a) to cause the surviving corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company and its subsidiaries for acts or omissions by such directors and officers occurring at or prior to the effective time of the Merger to the extent that such obligations of the Company exist on the date of the Merger Agreement, whether pursuant to the Restated Certificate of Incorporation, as amended, or By-laws, as amended, of the Company, individual indemnity agreements or otherwise; (b) that such obligations will survive the Merger and will continue in full force and effect in accordance with the terms of the Restated Certificate of Incorporation, as amended, and By-laws, as amended, of the Company and such individual indemnity agreements from the effective time of the Merger until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions; and (c) for a period of six years after the effective time of the Merger, to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that ARCO may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the effective time of the Merger; provided, however, that ARCO will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "Maximum Amount"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Amount, ARCO will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to such amount; provided, however, that if such insurance coverage cannot be obtained at all, ARCO shall purchase all available extended reporting periods with respect to pre-existing insurance in an amount which, together with all other insurance purchased pursuant to clause (c) above, does not exceed the Maximum Amount. The Merger Agreement further provides that ARCO will not, and will cause the Company not to, take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in clause (c) above.

  In the Merger Agreement, ARCO has also agreed that: (a) from and after the consummation of the Offer, to the full extent permitted by law, ARCO will, and will cause the Company (or any successor to the Company), to indemnify, defend and hold harmless the present officers and directors of the Company and its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (collectively, "Losses") arising out of actions or omissions occurring at or prior to the effective time of the Merger in connection with the Merger Agreement, the Stockholder Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement; provided, however, that an Indemnified Party shall not be entitled to indemnification under this clause (a) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of the Merger Agreement or the Stockholder Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws; and provided further, however, that in order to be entitled to indemnification under this clause (a), an Indemnified Party must give ARCO and the Company prompt written notice of any third party claim which may give rise to any indemnity obligation under this clause (a), and ARCO and the Company shall have the right to assume the defense of any such claim through counsel of their own choosing (subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available), provided that if ARCO and the Company do not assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Indemnified Party, including reasonable fees and disbursements of counsel and shall advance such reasonable costs and expenses to the Indemnified Party; provided, however, that such advance shall be made only after receiving an undertaking from the Indemnified Party that such advance shall be repaid if it is determined that such Indemnified Party is not entitled to indemnification therefor and that neither ARCO nor the Company shall be liable under this clause (a) for any Losses resulting from any settlement, compromise or offer to settle or compromise any such claim or litigation or other action, without the prior written consent of ARCO and the Company; (b) the Company shall not, and ARCO shall not permit the Company to, amend or repeal any provision of the Restated Certificate of Incorporation or By-laws of the Company after the consummation of the Offer if such action would adversely affect the rights of individuals who on or prior to the consummation of the Offer were entitled to advances, indemnification or exculpation thereunder, for actions or omissions by such individuals prior to the effective time of the Merger; and (c) in the event the surviving corporation or any successor to the surviving corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors of the surviving corporation honor the obligations of the Company set forth in the provisions of the Merger Agreement described in this and the immediately preceding paragraph.

  Reasonable Efforts; Notification. The Merger Agreement provides that: (a) upon the terms and subject to the conditions set forth in the Merger Agreement, each of the Company, ARCO and the Purchaser will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the Stockholder Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and the Stockholder Agreement and to fully carry out the purposes of the Merger Agreement and the Stockholder Agreement; (b) in connection with the foregoing, the Company and the Board of Directors of the Company will (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or the Stockholder Agreement or any transaction contemplated thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement or the Stockholder Agreement, take all action necessary to ensure that the transactions contemplated thereby may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated thereby; provided, however, that nothing in the Merger Agreement will require any party to waive any substantial rights or agree to any substantial limitation on its operations or to take any action that would result in any of the consequences referred to in paragraph (a) of
Section 14; and (c) the Company shall give prompt notice to ARCO and ARCO or the Purchaser shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in the Merger Agreement or the Stockholder Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement or the Stockholder Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement or the Stockholder Agreement.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

  Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that following the election or appointment of the Purchaser's designees to the Board of Directors of the Company as described above under "Board of Directors", prior to the effective time of the Merger, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations of ARCO or the Purchaser or waiver of the Company's rights thereunder will require the concurrence of a majority of the directors of the Company who were directors on the date of the Merger Agreement and who are not officers of the Company.

  Rights Agreement. The Rights Agreement has been amended as of May 3, 1998 to exempt the Merger Agreement, the Stockholder Agreement, the acquisition of Shares by ARCO or the Purchaser pursuant to the Offer or the Stockholder Agreement and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement from the provisions of the Rights Agreement. The Company has agreed that neither it nor the Board of Directors will, without the prior consent of ARCO, (i) further amend the Rights Agreement, (ii) redeem the Rights or (iii) take any action with respect to, or make any determination under, the Rights Agreement.

  The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit
(c)(1) to the Schedule 14D-1. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

 The Stockholder Agreement

  Pursuant to the Stockholder Agreement, the Principal Stockholders have agreed to tender into the Offer, and not to withdraw therefrom, all the Shares over which the Principal Stockholders had voting and dispositive control on May 4, 1998 (comprising 21,833,334 Shares), as well as any Shares acquired by the Principal Stockholders after such time.

  The Principal Stockholders have further agreed in the Stockholder Agreement that they will not (a) transfer (which term for purposes of the Stockholder Agreement includes any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares subject to the Stockholder Agreement or any interest therein, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares subject to the Stockholder Agreement or any interest therein, (c) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares subject to the Stockholder Agreement, (d) deposit the Shares subject to the Stockholder Agreement into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (e) take any other action that would in any way restrict, limit or interfere with the performance of the Principal Stockholders' obligations under the Stockholder Agreement or the transactions contemplated by the Stockholder Agreement or the Merger Agreement. The Principal Stockholders have also agreed in the Stockholder Agreement that they will not, nor will they authorize or permit any officer, director, partner, affiliate or employee of, or any investment banker, attorney or other advisor or representative of, the Principal Stockholders to, solicit, initiate or encourage the submission of, enter into any agreement with respect to, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, in each case subject to certain exceptions applicable in the event that the Company is entitled to take such actions with regard to any Takeover Proposal.

  In addition, the Principal Stockholders have granted ARCO an irrevocable option to purchase the Shares subject to the Stockholder Agreement at a price per Share of $29.00 in cash. The option becomes exercisable, in whole but not in part, by ARCO if, and only if, the Principal Stockholders fail to comply with their obligation to tender into the Offer, and not to withdraw therefrom, the Shares subject to the Stockholder Agreement and the Purchaser has otherwise accepted Shares for purchase pursuant to the Offer.

  Under the Stockholder Agreement, the Principal Stockholders have granted to certain individuals designated by ARCO a proxy, which is irrevocable during the term of the Stockholder Agreement, with respect to the Shares subject to the Stockholder Agreement to vote such Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Takeover Proposal and (iii) any amendment of the Company's Restated Certificate of Incorporation, as amended, or its Bylaws, as amended, or other proposal or transaction involving the Company or any subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or the Stockholder Agreement, the Merger or any other transaction contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Principal Stockholders have agreed not to commit or agree to take any action inconsistent with the foregoing.

  The Stockholder Agreement (including the option granted thereunder) terminates upon the earlier of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms. The Stockholder Agreement provides that upon any termination of thereof, the Stockholder Agreement (including the option) shall thereupon become void and of no further force and effect, and there shall be no liability in respect of the Stockholder Agreement or of any transactions contemplated thereby or by the Merger Agreement on the part of any party to the Stockholder Agreement or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives, or affiliates; provided, however, that nothing in the Stockholder Agreement shall relieve any party from any liability for such party's willful breach of the Stockholder Agreement.

  The foregoing summary of the Stockholder Agreement is qualified in its entirety by reference to the Stockholder Agreement, a copy of which is filed as Exhibit (c)(2) to the Schedule 14D-1. The Stockholder Agreement should be read in its entirety for a more complete description of the matters summarized above.

 Plans for the Company

  If a majority of the outstanding Shares are purchased by the Purchaser pursuant to the Offer, ARCO currently intends to request the Company to reduce the number of its directors to not more than seven and to designate four ARCO representatives as a majority of the Company's Board of Directors. Following completion of the Offer and the Merger, ARCO intends to integrate the Company's operations with those of ARCO under the direction of ARCO's management. ARCO's principal reason for acquiring the Company is the strategic fit of the Company's oil and gas operations with ARCO's operations. ARCO is reviewing the Company's petrochemical operations and, following such review, may dispose of all or a portion of the Company's interest in these operations through a sale, joint venture or other transaction. While ARCO does not have any current plans with respect to the sale or other disposition of any other significant assets of the Company or any other material change in the Company's business, ARCO may determine to do so after further review.

 Appraisal Rights

   The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares and holders of Series A Preferred Stock at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares or Series A Preferred Stock, as the case may be. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares or Series A Preferred Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares or Series A Preferred Stock could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares or Series A Preferred Stock. The value so determined could be more or less than the price per Share to be paid in the Merger.

  The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

 Going Private Transactions

  The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

  Except as otherwise described in this Offer to Purchase, the Purchaser and ARCO have no current plans or proposals that would relate to, or result in, an extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board of Directors, any material change in the Company's present capitalization or dividend policy, any other material change in the Company's corporate structure or business, causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

13. DIVIDENDS AND DISTRIBUTIONS

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or ARCO of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or ARCO for any breach of the Merger Agreement, including termination thereof.

  If the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding Company Stock Option, then, subject to the provisions described in Section 14, the Purchaser may, subject to the terms of the Merger Agreement (which restrict the Purchaser from taking certain actions without the consent of the Company), make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

  If, on or after May 4, 1998, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records (other than the dividends permitted under the Merger Agreement as described in clause
(b)(i) under the heading "The Merger Agreement--Conduct of Business" in
Section 12), then, subject to the provisions described in Section 14 and subject to the terms of the Merger Agreement (which restrict the Purchaser from taking certain actions without the consent of the Company), (a) the Offer Price may be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied, (ii) the HSR Condition shall have been satisfied and (iii) the EC Condition shall have been satisfied. For purposes of the Minimum Condition, the Merger Agreement defines "Fully Diluted Shares" as all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, other than potential dilution attributable to the Rights. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of the Merger Agreement and before the acceptance of Shares for payment or the payment therefor, any of the following conditions exists:

    (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity in any of the significant geographical regions in which the Company or any of its subsidiaries operates or by or before the European Commission (i) challenging the acquisition by ARCO or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other transaction contemplated by the Merger Agreement or the Stockholder Agreement, or seeking to obtain from the Company, ARCO or the Purchaser any damages in connection with the Offer, the Merger or the Merger Agreement that are material in relation to the Company and its subsidiaries taken as a whole,
  (ii) seeking to prohibit or limit the ownership or operation by the Company, ARCO or any of their respective subsidiaries of any material portion of the business or assets of the Company, ARCO or any of their respective subsidiaries, or to compel the Company, ARCO or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, ARCO or any of their respective subsidiaries, as a result of the Offer, the Merger or any other transaction contemplated by the Merger Agreement or the Stockholder Agreement, (iii) seeking to impose limitations on the ability of ARCO or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit ARCO or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries in connection with the Offer, the Merger or the Merger Agreement or (v) which otherwise is reasonably likely to have a Material Adverse Effect. The Merger Agreement defines "Material Adverse Effect" as
  (a) any materially adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (b) any prevention or material delay in the ability of the Company to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement, which has occurred or would reasonably be expected to occur as a result of any change, effect, event, occurrence or state of facts; provided, however, with respect to clauses (a) and (b), other than any change, effect, event, occurrence or state of facts, to the extent such change, effect, event, occurrence or state of facts is the result of adverse changes in economic conditions, or of conditions or adverse changes in or affecting the worldwide energy industry generally, including, but not limited to, changes in markets and prices for oil, gas and other hydrocarbons or hydrocarbon products;

    (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued in any of the significant geographical regions in which the Company or any of its subsidiaries operates or by the European Council (as defined in Section 15) or the European Commission with respect to, or shall be deemed applicable to, or any consent or approval shall be withheld with respect to, (i) ARCO, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

    (c) since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect, and if a Material Adverse Effect has occurred, it shall be continuing;

    (d) there shall be any temporary, preliminary or permanent restraining order or injunction or other legal restraint or prohibition by any Governmental Entity that prevents or makes illegal the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement;

    (e) there shall have occurred and continued for at least three calendar days: (i) a general suspension of trading in, or limitation on prices for, securities on the NYSE, any national securities exchange or the Nasdaq National Market System (excluding suspensions or limitations resulting from physical damage or interference with such exchanges not related to market conditions); (ii) a decline of at least 30% in the Dow Jones Industrial Index; (iii) a declaration of a banking moratorium or suspension of payments in respect of banks in the United States; (iv) a mandatory limitation by the United States Government or a change in the general financial, banking or capital markets which materially and adversely affects the ability of major financial institutions in the United States to extend credit; (v) a commencement of a war, armed hostilities or other major national or international crisis directly involving the United States (other than an action involving personnel of the United Nations); or (vi) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof;

    (f) any representation and warranty of the Company or any other party (other than ARCO and the Purchaser) in the Merger Agreement or the Stockholder Agreement shall not be true and correct in all material respects (provided that any representation or warranty of the Company or any other party (other than ARCO and the Purchaser) contained in the Merger Agreement or the Stockholder Agreement that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by this condition) as of the date of the Merger Agreement and (except with respect to the representation and warranty relating to title to properties and to the extent such representations or warranties expressly relate to an earlier date) as of the scheduled or extended expiration of the Offer;

    (g) the Company shall have failed to comply with the terms of the Merger Agreement described in clause (f) under the heading "The Merger Agreement-- Conduct of Business" in Section 12 or the Company or any other party (other than ARCO and the Purchaser) shall have failed to comply with any agreement or covenant in any material respect of the Company or any other party (other than ARCO and the Purchaser) to be performed or complied with by any of them under the Merger Agreement or the Stockholder Agreement;

    (h) there shall have been issued, delivered, sold or granted any Common Stock pursuant to the Rights Agreement; or

    (i) the Merger Agreement shall have been terminated in accordance with its terms;

which in the sole judgment of the Purchaser or ARCO, in the case of any such condition, and regardless of the circumstances giving rise to any such condition (including any action or inaction by ARCO or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and ARCO and may be asserted by the Purchaser or ARCO regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and ARCO in whole or in part at any time and from time to time in their sole discretion. The failure by ARCO, the Purchaser or any other affiliate of ARCO at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

  Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of ARCO with representatives of the Company, none of the Purchaser, ARCO or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and ARCO currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

  State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless, among other things, prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Company's Board of Directors has approved the Merger Agreement, the Stockholder Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement. Therefore, Section 203 of the DGCL is inapplicable to the Merger.

  Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither the Purchaser nor ARCO has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by ARCO of a Notification and Report Form with respect to the Offer, unless ARCO receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. ARCO made such filing on Friday, May 8, 1998. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from ARCO concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by ARCO with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of ARCO. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The provisions of the HSR Act would similarly apply to any purchase, other than pursuant to the Offer, of the Shares subject to the Stockholder Agreement, except that the initial waiting period for any purchase of such Shares would expire 30 calendar days following the filing of HSR Act Notification and Report Forms by ARCO and the Company. ARCO made such filing on Friday, May 8, 1998. A request for additional information or material from ARCO or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m. New York City time on the 20th calendar day after the date of substantial compliance by ARCO and the Company with such request. If the purchase of Shares pursuant to the Stockholder Agreement is effected through a tender of such Shares pursuant to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply rather than the requirements described in this paragraph.

  The Merger will not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or ARCO or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

  EC Regulation. According to the Company 1997 10-K, the Company conducts substantial operations in the European Economic Area (the "EEA"). The rules and regulations of the Council of the European Communities (the "European Council") and of the Commission of the European Communities (the "European Commission"), including, without limitation, Council Regulation (EEC) No 4064/89 of 21 December 1989 on
the control of concentration between undertakings (as amended) (OJ L 257/14, 21.9.90) and Commission Regulation (EC) No 447/98 of 1 March 1998 on the notifications, time limits and hearings provided for Council Regulation (EEC) No 4064/89 on the control of concentrations between undertakings
(OJ L 61/1/, 2.3.98) (the "EC Regulations"), require that concentrations with a "Community dimension" be notified in prescribed form to the European Commission for review and approval prior to being put into effect. In such cases, the European Commission will, with certain exceptions, have exclusive jurisdiction to review the concentration as opposed to the individual member states within the EEA. The concentration may not become effective for one month following notification. This waiting period may be extended in accordance with the EC Regulations, if, among other things, the Commission so decides pursuant to Article 7(2) of Council Regulation (EEC) No 4064/89. ARCO expects to notify the proposed Merger to the European Commission during the week of May 11, 1998, and this waiting period may also be shortened if the European Commission so orders.

  The Purchaser does not expect that the EC Condition will be satisfied until after the initial Expiration Date for the Offer. Accordingly, the Purchaser expects that it will be necessary for the Purchaser to extend the Expiration Date until the EC Condition is satisfied unless the Purchaser elects to waive the EC Condition in whole or in part, which it does not currently intend to do.

  There can be no assurance that a challenge to the Offer will not be made pursuant to the EC Regulations or by legal action brought by private parties or, if such a challenge is made, what the outcome would be. See Section 14.

  Other Foreign Laws. The Company and certain of its subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. The Purchaser is seeking further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any foreign Governmental Entity takes any action prior to the completion of the Offer that might have certain adverse effects, the Purchaser will not be obligated to accept for payment or pay for any Shares tendered. See
Section 14.

16. FEES AND EXPENSES

  Morgan Stanley is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to the Purchaser and ARCO in connections with the Offer. Pursuant to an engagement letter dated May 1, 1998, between ARCO and Morgan Stanley, fees of $1,500,000 are currently payable to Morgan Stanley. An additional fee of $10,000,000 will be payable to Morgan Stanley in the event the Offer is consummated. ARCO has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses, including the fees and expenses of its counsel and any other advisor retained by Morgan Stanley in connection with its engagement, and to indemnify Morgan Stanley and certain related persons against certain liabilities and expenses, including certain liabilities under federal securities laws.

  In the ordinary course of its business, Morgan Stanley engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transaction in securities of the Company. As of May 6, 1998, Morgan Stanley had a long position of 6,731 Shares and a short position of 7,500 Shares held for its own accounts.

  The Purchaser and ARCO have retained D. F. King & Co., Inc. to act as the Information Agent and First Chicago Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

  Neither the Purchaser nor ARCO will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. STOCKHOLDER LITIGATION

  On May 6, 1998, two purported class actions entitled Squyres et al. v. Barry et al. and McMullen v. Union Texas Petroleum Holdings, Inc., et al., respectively, were filed in the Court of Chancery in the State of Delaware. These actions both claim, among other things, that certain individual directors of the Company have breached their fiduciary duties to stockholders by failing to consider strategic alternatives to the Merger that would maximize value to the stockholders. In addition, the Squyres action claims that ARCO aided and abetted in the breaches of fiduciary duty committed by these individual directors and that the Principal Stockholders breached their duty of loyalty to the stockholders by arranging a transaction that unfairly benefits them to the detriment of the other stockholders. Both complaints seek declaratory and injunctive relief and attorneys' fees and experts' fees.

18. MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor ARCO is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or ARCO becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR ARCO NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  The Purchaser and ARCO have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          VWK Acquisition Corp.

May 8, 1998

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            ARCO AND THE PURCHASER

  1. DIRECTORS AND EXECUTIVE OFFICERS OF ARCO. The name, business address, present principal occupation or employment and employment history of each of the directors and executive officers of ARCO are set forth below. All such directors and executive officers listed below are citizens of the United States except John M. Slater, who is a citizen of the United Kingdom. Unless otherwise indicated, the principal business address of each director or executive officer is Atlantic Richfield Company, 515 South Flower Street, Los Angeles 90071.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------------------------------------------------------
Mike R. Bowlin (55)..........  Chairman of the Board of ARCO since July 1995,
                               Chief Executive Officer since July 1994, and a
                               director since June 1992. Mr. Bowlin served as
                               President from June 1993 to January 1998, an
                               Executive Vice President from June 1992 to May
                               1993 and a Senior Vice President of ARCO from
                               August 1985 to June 1992, President of ARCO
                               International Oil and Gas Company from November
                               1987 to June 1992, President of ARCO Coal
                               Company from August 1985 to July 1987, a Senior
                               Vice President of International Oil and Gas
                               Acquisitions from July 1987 to November 1987, a
                               Vice President of ARCO from October 1984 to
                               July 1985 and a Vice President of ARCO Oil and
                               Gas Company from April 1981 to December 1984.
                               Mr. Bowlin has been an officer of ARCO since
                               1984.

Frank D. Boren (63)..........  Director of ARCO since 1990. Mr. Boren has served as President of Sustainable Conservation
                               since June 1992 and served as President of The
                               Nature Conservancy from January 1987 to January
                               1990. From 1980 to 1986 and since January 1990,
                               Mr. Boren has been a partner of McNeill
                               Enterprises (real estate). Mr. Boren was a
                               partner in the law firm of Paul, Hastings,
                               Janofsky & Walker from 1968 to 1980.

John Gavin (67)..............  Director of ARCO since 1989. Mr. Gavin has served as Chairman of Gamma Services
                               International (international consulting
                               services) since January 1990 and Managing
                               Director (Latin America) for Hicks, Muse, Tate
                               and Furst since 1995. Mr. Gavin is a former
                               United States Ambassador to Mexico and serves
                               as a Director of Dresser Industries, KAP
                               Resources (Canadian), International Wire
                               Holdings, Krause's Furniture, Inc.,
                               Pinkerton's, Inc., and Hotchkis and Wiley
                               Mutual Funds.

Kent Kresa (60)..............  Director of ARCO since 1993. Mr. Kresa has served as a Director of Northrop Grumman
                               Corporation (aerospace) since 1987 and as
                               Chairman, President and Chief Executive Officer
                               since 1990. From 1987 to 1990, Mr. Kresa was
                               President and Chief Operating Officer of
                               Northrop Corporation. Mr. Kresa also serves as
                               a Director of Chrysler Corporation.

Arnold G. Langbo (61)........  Director of ARCO since May 1998. Mr. Langbo has served as a Director of Kellogg Company (cereal
                               products) since 1990 and as Chairman of the
                               Board and Chief Executive Officer since 1992,
                               and from 1990 to 1992 served as President and
                               Chief Operating Officer. Mr. Langbo also serves
                               as a Director of Johnson & Johnson and
                               Whirlpool Corporation.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------------------------------------------------------
David T. McLaughlin (66).....  Director of ARCO since 1993. Mr. McLaughlin has served as Chairman and Chief Executive Officer
                               of Standard Fusee Corporation (manufacturing)
                               since 1988. From 1988 to 1997, Mr. McLaughlin
                               served as Chief Executive Officer and President
                               and, from 1987 to 1995, served as Chairman of
                               The Aspen Institute. Mr. McLaughlin was
                               President of Dartmouth College from 1981 to
                               1987. Mr. McLaughlin also serves as a Director
                               of Alliance Entertainment Corp., Atlas Air, CBS
                               Corporation, and Partnerre Re Holdings Ltd.

John B. Slaughter (64).......  Director of ARCO since 1989. Mr. Slaughter has been President of Occidental College since
                               1988. From 1982 to 1988, Mr. Slaughter was
                               Chancellor, University of Maryland and serves
                               as a Director of Avery Dennison Corporation,
                               International Business Machines Corporation,
                               Northrop Grumman Corporation and Solutia, Inc.

Gary L. Tooker (58)..........  Director of ARCO since January 1998. Mr. Tooker has served as Chairman of the Board of
                               Motorola, Inc. (manufacturer of electronics
                               equipment) since 1997 and was Vice Chairman and
                               Chief Executive Officer from 1993 to 1996 and
                               President and Chief Operating Officer from 1990
                               to 1993. Mr. Tooker also serves as a Director
                               of Eaton Corporation.

Henry Wendt (64).............  Director of ARCO since 1987. Mr. Wendt has served as Chairman of Global Health Care
                               Partners of DLJ Merchant Banking Partners, a
                               Donaldson, Lufkin & Jenrette Company (private
                               equity investment) since January 1997. Mr.
                               Wendt is the former Chairman of the Board of
                               SmithKline Beecham, PLC and its USA subsidiary
                               SmithKline Beecham Corporation (health care
                               products), where he served from 1989 to 1994.
                               Mr. Wendt also serves as a Director of
                               Allergan, Inc. and West Marine Corp.

William E. Wade, Jr. (55)....  President of ARCO since January 1998. Mr. Wade was a director of ARCO from June 1993 to May
                               1998. Mr. Wade served as an Executive Vice
                               President from June 1993 to January 1998 and a
                               Senior Vice President of ARCO from May 1987 to
                               May 1993, President of ARCO Oil and Gas Company
                               from October 1990 to May 1993, President of
                               ARCO Alaska, Inc. from July 1987 to July 1990,
                               a Vice President of ARCO from 1985 to 1987 and
                               a Vice President of ARCO Exploration Company
                               from 1981 to 1985. Mr. Wade has been an officer
                               of ARCO since 1985. Mr. Wade also serves as a
                               Director of Vastar Resources, Inc.

Anthony G. Fernandes (52)....  Executive Vice President of ARCO since
                               September 1994. Mr. Fernandes was a director of
                               ARCO from September 1994 to May 1998. Mr.
                               Fernandes served as a Senior Vice President of
                               ARCO and President of ARCO Coal Company from
                               September 1990 to September 1994, Vice
                               President and Controller of ARCO from July 1987
                               to July 1990, a Vice President of ARCO Oil and
                               Gas Company from January 1985 to July 1987 and
                               a Vice President of Anaconda Minerals from May
                               1981 to January 1985. Mr. Fernandes has been an
                               officer of ACRO since 1987. Mr. Fernandes also
                               serves as Chairman of the Board of ARCO
                               Chemical Company.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------------------------------------------------------
Marie L. Knowles (51)........  Executive Vice President and Chief Financial
                               Officer of ARCO since July 1996. Mrs. Knowles
                               was a director of ARCO from July 1996 to May
                               1998. Mrs. Knowles served as a Senior Vice
                               President of ARCO and President of ARCO
                               Transportation Company from June 1993 to July
                               1996, Vice President and Controller of ARCO
                               from July 1990 to May 1993, Vice President of
                               Finance, Control and Planning of ARCO
                               International Oil and Gas Company from July
                               1988 to July 1990, and Assistant Treasurer of
                               Banking of ARCO from October 1986 to July 1988.
                               Mrs. Knowles has been an officer of ARCO since
                               1990. Mrs. Knowles also serves as a Director of
                               ARCO Chemical Company and Vastar Resources,
                               Inc.

J. Kenneth Thompson (46).....  Executive Vice President of ARCO since January
                               1998. Mr. Thompson was a Senior Vice President
                               of ARCO and President of ARCO Alaska, Inc. from
                               June 1994 to January 1998. Mr. Thompson was a
                               Vice President of ARCO and a Vice President of
                               ARCO Exploration and Production Technology from
                               June 1993 to June 1994 and a Senior Vice
                               President, Western District of ARCO Oil and Gas
                               Company from January 1990 to June 1993. Mr.
                               Thompson has been an officer of ARCO since
                               1993.

Michael E. Wiley (47)........  Executive Vice President of ARCO since March
                               1997. Mr. Wiley was a director of ARCO from
                               June 1997 to May 1998. Mr. Wiley served as
                               Chief Executive Officer of Vastar Resources,
                               Inc. from January 1994 to March 1997 and
                               President from September 1993 to March 1997.
                               Prior to the formation of Vastar Resources,
                               Inc., Mr. Wiley was Senior Vice President of
                               ARCO from June 1993 to June 1994, President of
                               ARCO Oil and Gas Company from June 1993 to
                               October 1993 and Vice President of ARCO and
                               Manager of ARCO Exploration and Production
                               Technology from 1991 to 1993. Mr. Wiley has
                               been an officer of ARCO since 1997. Mr. Wiley
                               also serves as Chairman of the Board of Vastar
                               Resources, Inc.

H. L. Bilhartz (51)..........  Senior Vice President of ARCO since July 1990 and President of ARCO Exploration and
                               Production Technology since June 1994. Mr.
                               Bilhartz served as President of ARCO Alaska,
                               Inc. from July 1990 to May 1994, a Vice
                               President of ARCO from June 1987 to July 1990,
                               President of ARCO Coal Company from July 1987
                               to July 1990, Vice President and Managing
                               Director for ARCO British Limited and ARCO
                               Netherlands in London from 1985 to 1987, Vice
                               President of Finance, Control and Planning of
                               ARCO International Oil and Gas Company from
                               1984 to 1985 and Vice President and District
                               Manager for ARCO Oil and Gas Company from 1983
                               to 1984. Mr. Bilhartz has been an officer of
                               ARCO since 1987.

John B. Cheatham IV (50).....  Senior Vice President of ARCO since December
                               1995. Mr. Cheatham was President of ARCO
                               International Oil and Gas Company from December
                               1995 to January 1998, Senior Vice President,
                               Operations and New Business Development from
                               November 1993 to November 1995 and Senior Vice
                               President, New Business Ventures from November
                               1992 to November 1993 of

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------------------------------------------------------
                               ARCO International Oil and Gas Company, and
                               Senior Vice President Eastern District from
                               August 1991 to November 1992 and Vice
                               President, Southeastern District from November
                               1989 to August 1991 of ARCO Oil and Gas
                               Company. Mr. Cheatham has been an officer of
                               ARCO since 1995.

Terry G. Dallas (47).........  Senior Vice President of ARCO since November
                               1996 and Treasurer since January 1994. Mr.
                               Dallas was a Vice President of ARCO from June
                               1993 to November 1996, the Vice President
                               Corporate Planning from June 1993 to January
                               1994, and Assistant Treasurer, Corporate
                               Finance of ARCO from 1990 to 1993 and Manager,
                               Finance, Control and Planning, ARCO British,
                               Ltd. from 1988 to 1990. Mr. Dallas has been an
                               officer of ARCO since 1993. Mr. Dallas also
                               serves as a Director of Vastar Resources, Inc.

Mark L. Hazelwood (48).......  Senior Vice President of External Affairs of
                               ARCO since July 1997. Mr. Hazelwood served as
                               President of ARCO Alaska Transportation, Inc.
                               from September 1996 to July 1997, President of
                               ARCO Pipe Line Company from 1994 to March 1996,
                               Senior Vice President of Marketing of ARCO Oil
                               and Gas Company from 1991 to 1994, and Vice
                               President and General Tax Officer of ARCO from
                               August 1988 to March 1991. Mr. Hazelwood has
                               been an officer of ARCO since 1997.

John H. Kelly (43)...........  Senior Vice President, Human Resources of ARCO
                               since January 1997. Mr. Kelly was Vice
                               President, Corporate Units Human Resources of
                               ARCO from June 1993 to January 1997 and Vice
                               President, Human Resources of ARCO Oil and Gas
                               Company from July 1991 to June 1993. Mr. Kelly
                               has been an officer of ARCO since 1993.

Stephen R. Mut (47)..........  Senior Vice President of ARCO since September
                               1994. Mr. Mut was President of ARCO Global
                               Energy Ventures from August 1996 to January
                               1998, President of ARCO Coal Company from
                               September 1994 to August 1996 and Senior Vice
                               President of Operations of ARCO International
                               Oil and Gas Company from 1991 to 1994. Mr. Mut
                               has been an officer of ARCO since 1994. Mr. Mut
                               also serves as a Director of ARCO Chemical
                               Company.

John M. Slater (54)..........  Senior Vice President of ARCO since July 1997 and President of ARCO Coal Company since August
                               1997. Mr. Slater previously worked for BP Coal
                               for 19 years. Mr. Slater's most recent
                               positions for BP were Chief Executive Officer
                               BP Coal and Chairman, Kaltim Prima Coal.

Roger E. Truitt (52).........  Senior Vice President of ARCO and President of
                               ARCO Products Company since November 1997. Mr.
                               Truitt was Senior Vice President, Asia Region,
                               ARCO International Oil and Gas Company from
                               November 1994 to November 1997, a Senior Vice
                               President of ARCO Products Company from January
                               1994 to November 1994 and a Vice President of
                               ARCO International Oil and Gas Company from
                               December 1991 to December 1993. Mr. Truitt has
                               been an officer of ARCO since 1997.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------------------------------------------------------
Donald R. Voelte, Jr. (45)...  Senior Vice President of ARCO since April 1997.
                               Mr. Voelte previously worked for the Mobil
                               Corporation for 22 years. Mr. Voelte's most
                               recent position was President of Mobil Oil
                               Company's New Exploration and Producing
                               Ventures from 1994 to April 1997. Mr. Voelte
                               has been an officer of ARCO since 1997.

Bruce G. Whitmore (54).......  Senior Vice President, General Counsel and
                               Corporate Secretary of ARCO since December
                               1994. Mr. Whitmore served as Vice President and
                               General Counsel of ARCO Chemical Company from
                               October 1990 to December 1994 and as Associate
                               General Counsel, Finance and Corporate Affairs
                               of ARCO from June 1986 to September 1990. Mr.
                               Whitmore has been an officer of ARCO since
                               1994.

Allan L. Comstock (54).......  Vice President and Controller of ARCO since
                               June 1993. Mr. Comstock was a Vice President of
                               ARCO Chemical Company from October 1989 to June
                               1993 and General Auditor of ARCO from November
                               1985 to October 1989. Mr. Comstock has been an
                               officer of ARCO since 1993.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is VWK Acquisition Corp. in care of Atlantic Richfield Company, 515 South Flower Street, Los Angeles 90071. All such directors and executive officers listed below are citizens of the United States. Further information concerning the directors and executive officers listed below, each of whom also serves as an executive officer of ARCO, is provided above.


                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME, AGE AND BUSINESS ADDRESS  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------------------------------------------------------------------
William E. Wade, Jr. (55)....  Chairman of the Board of the Purchaser.

Terry G. Dallas (47).........  President and a Director of the Purchaser.

Marie L. Knowles (51)........  Senior Vice President and a Director of the
                               Purchaser.

Donald R. Voelte, Jr. (45)...  Senior Vice President and a Director of the
                               Purchaser.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

         By Mail:           By Overnight Courier:             By Hand:
   First Chicago Trust       First Chicago Trust        First Chicago Trust
         Company                   Company                    Company
       of New York               of New York                of New York
   Attention: Tenders &      Attention: Tenders &       Attention: Tenders &
        Exchanges                 Exchanges                  Exchanges
   P.O. Box 2569, Suite         Suite 4680-UTP        c/o THE DEPOSITORY TRUST
         4660-UTP         14 Wall Street, 8th Floor           COMPANY
  Jersey City, NJ 07303-      New York, NY 10005      55 Water Street, DTC TAD
           2569                                      Vietnam Veterans Memorial
                                                               Plaza
                                                         New York, NY 10041

                          By Facsimile Transmission:
                                (201) 222-4720
                                      or
                                (201) 222-4721

                             Confirm By Telephone:
                                (201) 222-4707

  Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            D. F. KING & CO., INC.
                          77 WATER STREET, 20TH FLOOR
                              NEW YORK, NY 10005
                           TOLL FREE (800) 628-8528

                           BANKS AND BROKERAGE FIRMS
                                 PLEASE CALL:
                                (212) 269-5550

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER
                       MORGAN STANLEY & CO. INCORPORATED
                                 1585 BROADWAY
                              NEW YORK, NY 10036
                                (212) 761-7724